UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHARTER FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 28, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Charter Financial Corporation, the holding company for CharterBank, which will be held on February 26, 2003 at 10:00 a.m., Eastern Time, at the CharterBank Training Center, 2900 20th Avenue, Valley, Alabama 36854.

The attached Notice of Annual Meeting and proxy statement describe the formal business that we will transact at the annual meeting. In addition to the formal items of business, management will report on the operations and activities of Charter Financial Corporation and CharterBank, and you will have an opportunity to ask questions.

The Board of Directors of Charter Financial Corporation has determined that an affirmative vote on each matter to be considered at the annual meeting is in the best interests of Charter Financial Corporation and its shareholders and unanimously recommends a vote “FOR” each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Charter Financial Corporation and CharterBank, we thank you for your continued support and look forward to seeing you at the annual meeting.

Sincerely yours,

Robert L. Johnson
President and Chief Executive Officer

Main Office • 600 Third Avenue, West Point, Georgia 31833 • (706) 645-1391 • (706) 64-FIRST • (800) 763-4444

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          Date: Wednesday, February 26, 2003
Time: 10:00 a.m., Eastern time
           Place: CharterBank Training Center
2900 20th Avenue
          Valley, Alabama 36854

At our 2003 annual meeting, we will ask you to:

1.
Elect two individuals to serve as a director for a term to expire in 2006. The nomination committee of the Board of Directors has nominated the following individuals for the term stated next to the individual nominee’s name:

Nominees                                                                                  Term to Expire
         Jane W. Darden                                                                          2006
         Thomas M. Lane                                                                        2006

2.
Amend the Charter Financial Corporation 2001 Stock Option Plan (the “Option Plan”) to increase the number of shares of common stock available for grant under the Option Plan from 396,448 shares to 707,943 shares.

3.
Amend the Charter Financial Corporation 2001 Recognition and Retention Plan (the “RRP”) to increase the number of shares of common stock available for award under the RRP from 158,579 shares to 283,177 shares.

4.	Amend the Option Plan to add Article IX, allowing for, among other things, acceleration of vesting upon retirement or change in control.

5.	Amend the RRP to add Article X, allowing for, among other things, acceleration of vesting upon retirement or change in control.

6.	Ratify the appointment of KPMG LLP as independent auditors of Charter Financial Corporation for the fiscal year ending September 30, 2003.

7.	Transact any other business as may properly come before the annual meeting.

You may vote at the annual meeting if you were a shareholder of Charter Financial Corporation at the close of business on January 15, 2003, the record date. We are asking you to vote on proposals 2 and 3 to reflect recent changes in OTS regulations which permit us to expand the size of our stock benefit plans so that we can continue to attract and retain highly qualified employees, officers and directors. We are asking you to vote on proposals 4 and 5 because OTS regulations permit the acceleration of vesting of stock options and restricted stock awards only after the first anniversary of our conversion to stock form.

By Order of the Board of Directors,

William C. Gladden
Corporate Secretary

West Point, Georgia
January 28, 2003

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

GENERAL INFORMATION

GENERAL

Charter Financial Corporation is a federally chartered corporation organized in 2001 and is registered as a savings and loan holding company with the Office of Thrift Supervision (the “OTS”). Charter Financial Corporation serves as the holding company for CharterBank. First Charter, MHC owns 80% of the outstanding shares of Charter Financial Corporation’s common stock, which is quoted on the National Market of The Nasdaq Stock Market under the symbol “CHFN.” As used in this proxy statement, “we”, “us” and “our” refer to Charter Financial Corporation and/or its subsidiaries, depending on the context. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the annual meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy card on or about January 28, 2003 to all shareholders entitled to vote. If you owned common stock of Charter Financial Corporation at the close of business on January 15, 2003, the record date, you are entitled to vote at the annual meeting. On the record date, there were 19,821,405 shares of common stock outstanding.

QUORUM

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the annual meeting.

VOTING RIGHTS

You are entitled to one vote at the annual meeting for each share of the common stock of Charter Financial Corporation that you owned as of the record date at the close of business on January 15, 2003. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “for” each of the proposals identified in the Notice of Annual Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than those listed in the Notice of Annual Meeting.

VOTE BY FIRST CHARTER, MHC

First Charter, MHC owns 80% of the outstanding shares of Charter Financial Corporation’s common stock. All shares of Charter Financial Corporation owned by First Charter, MHC will be voted in accordance with the instructions of the Board of Directors of First Charter, MHC. First Charter, MHC is expected to vote “for” each of the proposals identified in the Notice of Annual Meeting for which it is entitled to vote.

VOTE REQUIRED

Proposal 1: Election of Directors
The nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors. Because First Charter, MHC owns more than 50% of Charter Financial Corporation’s outstanding shares, we expect that First Charter, MHC will control the outcome of the vote on this proposal.

Proposals 2 & 3: Amendment of the Option Plan and the RRP to Increase the Number of Shares Reserved for Issuance
Approval of Proposal 2 and Proposal 3 requires the affirmative vote of a majority of the outstanding shares of Charter Financial Corporation’s common stock that is not held by First Charter, MHC. Under this standard, if you “abstain” from voting, it has the same effect as if you voted “against” these proposals.

Proposals 4 & 5: Amendment to add Article IX to the Option Plan and Article X to the RRP
Approval of Proposal 4 and Proposal 5 requires the affirmative vote of a majority of the outstanding shares of Charter Financial Corporation’s common stock that is not held by First Charter, MHC. Under this standard, if you “abstain” from voting, it has the same effect as if you voted “against” these proposals.

Proposal 6: Ratification of Independent Auditor
The affirmative vote of the holders of a majority of the shares of Charter Financial Corporation’s common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required to implement Proposal 6. Under this standard, shares as to which the “abstain” box has been selected on the proxy card will count as shares represented and entitled to vote and will be treated as votes against the proposal. Shares for which no vote is cast with respect to the proposal will be treated as shares that are not represented and will have no effect on the outcome of the vote. Because First Charter, MHC owns more than 50% of Charter Financial Corporation’s outstanding shares, we expect that First Charter, MHC will control the outcome of the vote on this proposal.

EFFECT OF BROKER NON-VOTES

If your broker holds shares that you own in “street name,” the broker may vote your shares on the proposals listed above even if the broker does not receive instructions from you. If your broker does not vote on a proposal, this will constitute a “broker non-vote.” Here is the effect of a “broker non-vote.”

•	Proposal 1: Election of Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.
•
Proposals 2 & 3: Amendment of the Option Plan and the RRP to Increase the Number of Shares Reserved for Issuance. A broker non-vote with respect to either of these proposals will be treated the same as a vote “against” the proposal.

•
Proposals 4 & 5: Amendment to Add Article IX to the Option Plan and Article X to the RRP. A broker non-vote with respect to either of these proposals will have the effect of a vote “against” these proposals.

•	Proposal 6: Ratification of Independent Auditor. A broker non-vote with respect to this proposal will be treated as shares that are not represented and will have no effect on the outcome of the vote.

CONFIDENTIAL VOTING POLICY

Charter Financial Corporation maintains a policy of keeping shareholder votes confidential. We only let our Inspector of Elections and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

REVOKING YOUR PROXY

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with our Corporate Secretary;
•	submitting a signed proxy card bearing a later date; or
•	attending and voting in person at the annual meeting, but you also must file a written revocation with the Secretary of the annual meeting prior to the voting.

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Charter Financial Corporation.

SOLICITATION OF PROXIES

Charter Financial Corporation will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of Charter Financial Corporation and CharterBank may solicit proxies by mail, telephone and other forms of communication. Charter Financial Corporation has also hired Georgeson Shareholder Communications to assist in the solicitation of proxies for a fee of $6,500, plus reimbursement of out of pocket expenses.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Our directors, officers and employees have been granted stock options under the Charter Financial Corporation 2001 Stock Option Plan and restricted stock awards under the Charter Financial Corporation 2001 Recognition and Retention Plan, respectively. Currently, the vesting of stock options and restricted stock awards may be accelerated only upon the death or disability of the participant. In certain cases, the stock options and restricted stock awards will be permitted to vest upon the retirement of such person or a change in control, as defined in the plans, of Charter Financial Corporation if the amendments being presented for approval in Proposals 4 and 5 are approved by shareholders. As a result, certain of our directors, officers and employees have a personal interest in the outcome of the vote on Proposals 4 and 5.

OBTAINING AN ANNUAL REPORT ON FORM 10-K

If you would like a copy of our Annual Report on Form 10-K and audited consolidated financial statements for the fiscal year ended September 30, 2002, filed with the Securities and Exchange Commission (“SEC”) on December 27, 2002, we will send you one (without exhibits) free of charge. Please write to Bonnie F. Bonner, Assistant Corporate Secretary, Charter Financial Corporation, P.O. Box 472, West Point, Georgia 31833.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of Charter Financial Corporation.

The following table contains common stock ownership information for persons known to Charter Financial Corporation to “beneficially own” 5% or more of Charter Financial Corporation’s common stock as of December 31, 2002. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares which an individual has the right to acquire within 60 days (such as stock options) of the date this table was prepared. Two or more persons may be considered the beneficial owner of the same shares. Charter Financial Corporation obtained the information provided in the following table from filings with the SEC and from Charter Financial Corporation.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Common Stock	First Charter, MHC 600 Third Avenue West Point, Georgia 31833	15,857,924	80%

Security Ownership of Management.

The following table shows the number of shares of Charter Financial Corporation’s common stock beneficially owned by each director, and all directors and executive officers of Charter Financial Corporation as a group, as of December 31, 2002. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares.

Security Ownership of Management

Name	Position with Charter Financial	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Common Stock Outstanding(3)
David Z. Cauble, III	Director	15,750 (4)	*
Jane W. Darden	Director	24,750 (5)	*
William B. Hudson	Director	14,750 (6)	*
John W. Johnson, Jr.	Chairman of the Board and Director	90,371 (7)	*
Robert L. Johnson	President, Chief Executive Officer, and Director	84,525 (8)	*
Thomas M. Lane	Director	14,750 (9)	*
R. Terry Taunton	Director	14,750(10)	*
Lee Washam	Executive Vice President-CharterBank	40,711(11)	*
Curtis R. Kollar	Chief Financial Officer	52,201(12)	*
Other Executive Officers and ESOP		329,123(13)	*
All Executive Officers and Directors as a Group (10 Persons excluding ESOP)		682,681(13)	3.4%

*	Less than one percent of the total outstanding shares of common stock.
(1)	See “Principal Shareholders of Charter Financial Corporation” for definition of “beneficial ownership.”
(2)	Each recipient of an award of RRP shares has no voting power and limited investment power in certain circumstances with respect to the unvested common stock covered by the award.
(3)	Based on a total of 19,821,405 shares of Charter Financial Corporation’s common stock outstanding as of December 31, 2002.
(4)	Includes 1,000 shares jointly held in connection with Mr. Cauble’s son and 4,750 unvested RRP shares.
(5)	Includes 5,000 shares held directly by Ms. Darden’s spouse, 5,000 shares for which Ms. Darden is a trustee and 4,750 unvested RRP shares.
(6)	Includes 4,750 unvested RRP shares.
(7)	Includes 50,000 shares held in Mr. Johnson’s Individual Retirement Account, 726 shares in the ESOP and 39,645 unvested RRP shares.
(8)
Includes 7,500 shares held in Mr. Johnson’s Individual Retirement Account, 7,554 shares held by Mr. Johnson’s 401(k) account, 2,500 shares held in his spouse’s Individual Retirement Account, 1,600 shares for which Mr. Johnson is custodian, 726 shares in the ESOP and 39,645 unvested RRP shares.

(9)	Includes 10,000 shares held jointly with Mr. Lane’s spouse and 4,750 unvested RRP shares.
(10)
Includes 2,401 shares jointly held with Mr. Taunton’s spouse, 6,085 shares held in Mr. Taunton’s Individual Retirement Account, 1,514 shares held in Mr. Taunton’s spouse’s Individual Retirement Account and 4,750 unvested RRP shares.

(11)	Includes 10,500 shares held in Mr. Washam’s Individual Retirement Account, 550 shares in his 401(k), 706 shares in the ESOP and 7,500 unvested RRP shares.
(12)	Includes 13,898 shares held in Mr. Kollar’s 401(k), 7,200 shares in his Individual Retirement Accounts and 603 shares in the ESOP and 7,500 unvested RRP shares.
(13)
The figures shown for each of the executive officers named in the table do not include 262,494 shares held in trust pursuant to the ESOP that have not been allocated as of December 31, 2002 to any individual’s account and as to which each of the executive officers named in the table share voting powers with the other ESOP participants. The figure shown for Other Executive Officers and ESOP and for all directors and executive officers as a group includes 262,494 as to which members of CharterBank’s Compensation Committee (consisting of Messrs. Hudson, Taunton, Lane, Cauble and Ms. Darden) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. See “Benefit Plans-Employee Stock Ownership Plan”.

DISCUSSION OF PROPOSALS RECOMMENDED BY BOARD

PROPOSAL 1

ELECTION OF DIRECTORS

General

Nominees	Term to Expire
Jane W. Darden	2006
Thomas M. Lane	2006

Each nominee is currently serving on Charter Financial Corporation’s Board of Directors. If you elect all the nominees listed above, they will hold office until the annual meeting in 2006 or until their successors have been elected and qualified.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

The Board of Directors unanimously recommends a vote “For” all of these nominees for election as directors.

Nominees and Continuing Directors

Nominees	Age(1)	Term Expires	Position(s) Held with Charter Financial Corporation	Director Since(2)
Jane W. Darden	52	2006	Director	1988
Thomas M. Lane	48	2006	Director	1996

Continuing Directors	Age(1)	Term Expires	Position(s) Held with Charter Financial Corporation	Director Since(2)
David Z. Cauble, III	50	2005	Director	1996
John W. Johnson, Jr.	82	2004	Chairman of the Board and Director	1954
Robert L. Johnson	49	2005	President, Chief Executive Officer and Director	1986
William B. Hudson	73	2004	Director	1975
R. Terry Taunton	53	2005	Director	1977

(1)	At November 30, 2002.
(2)	Includes terms served on the Board of Directors of CharterBank.

Biographical Information

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.

Nominees

Jane W. Darden. Ms. Darden is a homemaker and part-time bookkeeper. She was formerly employed in the banking field for 5 years. She has a B.A. in Psychology from Converse College and she also serves on the Parsonage Committee at West Point Methodist Church.

Thomas M. Lane. Mr. Lane has been the Senior Vice President and Treasurer of West Point Stevens, Inc. since March 2000 and previously served as its Treasurer from 1997 to 1999. Prior to that time, he served as Controller of Budgets and Analysis for West Point Pepperell, the predecessor of West Point Stevens, Inc. He has been continuously employed in various financial and accounting positions with West Point Stevens and its predecessor companies since June 1976. Mr. Lane received his B.S. in Business Administration from Auburn University in 1976. He also serves on the board of directors for The Charter Foundation and the Chattahoochee Valley Hospital Society.

Continuing Directors

David Z. Cauble, III. Mr. Cauble is self-employed as a food service consultant and investor. He was the Owner and President of Vend-All Company in LaGrange, Georgia, until its sale in 1996. Mr. Cauble graduated from Washington & Lee University. Other affiliations of Mr. Cauble include: Chairman of Cobb Foundation, Young Presidents’ Organization and First United Methodist Church Foundation.

William B. Hudson. Mr. Hudson is an Account Executive for Salomon Smith Barney. He has been employed in the brokerage business for the past 38 years. Mr. Hudson graduated from the University of Georgia with a degree in business with Postgraduate studies at Auburn University.

John W. Johnson, Jr. Mr. Johnson is the founder of CharterBank and has served as Chairman of the Board of CharterBank since 1954 and of Charter Financial Corporation since its inception in 2001. Mr. Johnson also served as the President of CharterBank from 1954 to 1996. He practiced law in Lanett, Alabama, for over 50 years and served in the Alabama State Senate from 1950 to 1954. Mr. Johnson graduated from the University of Alabama and the University of Alabama School of Law and also served as First Lieutenant in the U.S. Army during World War II. Mr. Johnson is the father of Robert L. Johnson.

Robert L. Johnson. Mr. Johnson has been the President and Chief Executive Officer of Charter Financial Corporation since its inception in 2001 and President and Chief Executive Officer of CharterBank since 1996. Prior to that time, he served as Financial Analyst, then Senior Vice President and Chief Financial Officer. He began continuous service with CharterBank in 1984. Mr. Johnson has an undergraduate degree from Vanderbilt University and a Master’s Degree in Business Administration with a concentration in Finance from the University of Alabama. He is a graduate of the Graduate School of Community Bank Management. He is also currently on the board of Chattahoochee Valley Hospital Society and is Chairman of The Charter Foundation. Mr. Johnson is also affiliated with the West Point Rotary Club. Mr. Johnson is the son of John W. Johnson, Jr.

R. Terry Taunton. Mr. Taunton is a self-employed owner of Taunton-Emfinger, Inc., a paint, hardware and building supplies business. He is also the President of Taunton-Johnson Corporation, a real estate development corporation established in 1973. Mr. Taunton graduated from Auburn University with a degree in Business Administration.

Executive Officers Who are Not Directors

Curtis R. Kollar. Mr. Kollar, 50, is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA). He has been the Vice President & Treasurer of CharterBank since 1991 and was named Chief Financial Officer of Charter Financial Corporation in October of 2001 and of CharterBank in January of 2001. He has an undergraduate degree from Ohio Wesleyan and an MS in Accounting from Syracuse University. He is a graduate of the Graduate School of Community Bank Management. Mr. Kollar has 17 years experience in the banking field. Current affiliations of Mr. Kollar include: West Point Rotary Club.

William C. Gladden. Mr. Gladden, 50, has been the Vice President and Secretary of Charter Financial Corporation since October 2001 and of CharterBank since 1991. He was also a Director of Charter Federal Savings and Loan from 1988 to 1990. He was the Manager of Telecommunications for West Point Pepperell from 1984 to 1990. Mr. Gladden is a graduate of the National School of Banking and has a B.S. in Management from Georgia Tech, 1976. He recently completed his M.S. in technology also from Georgia Tech. Current affiliations of Mr. Gladden include: Chambers County Library Board, Troup-Chambers Habitat for Humanity, Chattahoochee Valley Healthcare Foundation, Junior Achievement and West Point Rotary Club. He also serves on the board of directors for The Charter Foundation.

Lee Washam. Mr. Washam, 41, has been a Vice President and Senior Credit Officer of CharterBank since April 2000 and was named Executive Vice President in January of 2001. Mr. Washam is the former Executive Vice President of First Flag Bank, LaGrange, Georgia, and has over 19 years of banking experience. Mr. Washam received his B.S. in Business Administration from LaGrange College in 1983 and is a 1995 graduate of The Graduate School of Banking at Louisiana State University. Mr. Washam’s current affiliations include: LaGrange Noon Lions Club, Division Chair for Georgia Community Bankers Association, Highland Country Club, New Community Church, and LaGrange/Troup Chamber of Commerce.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Meetings and Committees of the Board of Directors

Charter Financial Corporation’s Board of Directors currently consists of seven members. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Charter Financial Corporation. Charter Financial Corporation’s executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the board which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman, other key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors of CharterBank held 13 meetings during the fiscal year ended September 30, 2002. Each incumbent director attended at least 75% of the meetings of the Board of Directors, plus meetings of committees on which that particular director served during this period.

Committees of the Board

The Board of Directors of Charter Financial Corporation has established the following committees:

Executive Committee
The Executive Committee exercises the powers of the Board of Directors between board meetings. Directors Taunton, Robert L. Johnson and any other outside director currently serve as members of the committee. John W. Johnson, Jr. serves as an ex officio member of the Executive Committee. Mr. Taunton is the Chairperson of the committee. The Executive Committee of Charter Financial had no meetings during the 2002 fiscal year.

Audit Committee
The Audit Committee is chaired by Director Darden, with Directors Hudson, Taunton, Lane and Cauble as members. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our outside auditors and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The committee will also review and approve all transactions with affiliated parties. The board of directors of the Company has adopted a written charter for the Audit Committee. All members of the Audit Committee are independent directors as defined under The Nasdaq Stock Market listing standards. The committee met three times in the 2002 fiscal year.

Personnel and Compensation Committee
The Personnel and Compensation Committee provides advice and recommendation to the Board of Directors in the areas of employee salaries and benefit programs. Directors Hudson, Darden, Taunton, Lane and Cauble currently serve on the committee. Mr. Hudson is the Chairperson of the committee. The Personnel and Compensation Committee of Charter Financial met one time in the 2002 fiscal year.

Nominating/ Corporate Governance Committee
The Nominating/Corporate Governance Committee for fiscal year 2002 was chaired by Director Cauble, with Directors Hudson and Taunton serving as members. The committee met once in fiscal year 2002. The Nominating/Corporate Governance Committee formulates our corporate governance guidelines and determines the qualification and independence of directors and committee members. The committee is responsible for nominating persons for election to the board of directors and also reviews if any shareholder nominations comply with the notice procedures set forth in the Company’s bylaws. The Company’s bylaws set forth a procedure for shareholders to nominate directors by notifying the Secretary of the Company in writing and meeting other requirements set forth in the bylaws.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

During the 2002 fiscal year, the Audit Committee of Charter Financial Corporation’s Board of Directors held three meetings to discuss matters consistent with its duties. The Audit Committee’s membership was comprised of Directors Darden, Hudson, Taunton, Lane and Cauble, with Ms. Darden serving as Chairperson.

Each member of Charter Financial Corporation’s Audit Committee is independent as defined under the National Association of Securities Dealers’ listing standards. Charter Financial Corporation’s Audit Committee operates under a written charter approved by the Board.

Charter Financial Corporation’s Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments. The primary duties and responsibilities of the Audit Committee are to: (1) serve as an independent and objective party to monitor Charter Financial Corporation’s financial reporting process and internal control systems; (2) review and appraise the audit efforts of Charter Financial Corporation’s independent auditors and internal audit department; (3) review Charter Financial Corporation’s quarterly financial performance, as well as its compliance with laws and regulations; (4) oversee management’s establishment and enforcement of financial policies; and (5) provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department, and the Board.

Charter Financial Corporation’s Audit Committee has reviewed and discussed the audited financial statements of Charter Financial Corporation for the fiscal year ended September 30, 2002 with management and KPMG LLP, Charter Financial Corporation’s independent auditors. Charter Financial Corporation’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with KPMG LLP.

During the fiscal year ended September 30, 2002, CharterBank retained and paid KPMG LLP to provide audit and other services as follows:

Audit Fees	$186,400
Technology Fees	–
All Other Fees	$177,000

Fees for Other services include income tax compliance and advisory services, audit of employee benefit plans and review of Form S-8 filings, FDICIA/Sarbanes-Oxley internal control related services, separate insurance subsidiary audit reporting, special letter requirements regarding regulatory and loan servicing matters, and acquisition related advisory services.

Charter Financial Corporation’s Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (entitled “Independence Discussions with Audit Committees”), has discussed the independence of KPMG LLP and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

Based on the review and discussions noted above, Charter Financial Corporation’s Audit Committee recommended to the Board that Charter Financial Corporation’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as filed with the SEC on December 27, 2002.

Charter Financial Corporation
Audit Committee
Jane W. Darden, Chairperson
William B. Hudson
R. Terry Taunton
Thomas M. Lane
David Z. Cauble, III

A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if she or he so desires. Charter Financial Corporation’s Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors, and the Board concurred in such recommendation.

DIRECTOR COMPENSATION

Meeting Fees. Charter Financial Corporation pays its directors an annual retainer of $2,000 and an attendance fee of $100 for each Board meeting attended if the meeting is held in conjunction with another meeting of CharterBank, Charter Financial Corporation or First Charter, MHC or $200 per meeting if the meeting stands alone. In addition, Charter Financial Corporation maintains an Executive Committee, an Audit Committee and a Personnel and Compensation Committee and pays an attendance fee of $100 or $200 per meeting to directors depending upon whether the meeting is in conjunction with another meeting or stands alone.

CharterBank pays each director an annual retainer of $8,000, plus $500 for each Board meeting attended. CharterBank maintains five standing committees. The Chairman of the Board of Directors and each committee chairperson receives an annual chairmanship retainer of $1,000. Committee attendance fees are paid to directors equal to $100 per meeting attended if the meeting is held in conjunction with another Board or committee meeting or $200 if the meeting stands alone.

CharterBank and Charter Financial Corporation paid Board and Committee fees totaling $151,300 to its directors for the fiscal year ended September 30, 2002. CharterBank also paid its non-employee directors an aggregate amount of $16,167.81 in settlement of all rights under the mutual fund option plan which was terminated in August 2002. This plan is discussed under Mutual Fund Option Plan in the benefit plans section.

First Charter, MHC meets at least quarterly and pays its directors a fee of $500 per meeting attended.

EXECUTIVE OFFICER COMPENSATION

The report of Charter Financial Corporation’s Compensation Committee included in this section is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, the report is not to be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the 1934 Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

The Personnel and Compensation Committee is composed of Directors Hudson, Darden, Taunton, Lane and Cauble, with Mr. Hudson serving as Chairperson. None of the members of the Committee were officers or employees of Charter Financial Corporation or its subsidiaries during the 2002 fiscal year or in prior years.

The Personnel and Compensation Committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. Compensation of the President and Chief Executive Officer and other executive officers for the fiscal year ended September 30, 2002 was paid by CharterBank and determined by the Board of Directors of CharterBank upon the recommendation of the Personnel and Compensation Committee.

The Committee reviews the compensation and benefits programs for all executive officers on an annual basis. Recommendations and rationale of CharterBank’s President and Chief Executive Officer are taken into consideration during such review. The President and Chief Executive Officer did not participate in the Committee’s decision regarding his own compensation review and recommendation.

The Committee strives to provide a compensation program that assures both the motivation and retention of the executive officers, proper alignment with the financial interests of Charter Financial Corporation’s stockholders, and competitiveness with the external marketplace. To this end, the Committee reviewed the compensation practices of a peer group of companies with similar size and business mix to that of CharterBank in order to develop recommendations for CharterBank’s executive officers.

CharterBank’s compensation program for executive officers consists of: base salary, and short-term and long-term incentive awards.

Base Salaries. Salary levels recommended by the Committee are intended to be competitive with salary levels of the companies in CharterBank’s peer group, commensurate with the executive officers’ respective duties and responsibilities, and to reflect the financial performance of CharterBank. After a comprehensive review, base salaries for the fiscal year ended September 30, 2002 were increased 4% on average for the covered executive officers, a level deemed appropriate using the above criteria.

Stock Options. Charter Financial has implemented the 2001 Stock Option Plan under which executive officers and directors may be eligible to receive awards. The Personnel and Compensation Committee has determined the stock option grants based on the financial performance achieved by CharterBank and the level of long-term incentive awards made by companies in the peer group. As of the fiscal year ended September 30, 2002, 152,000 options were granted to the eligible employees and directors.

Recognition and Retention Plan. Charter Financial has implemented the 2001 Recognition and Retention Plan under which executive officers and directors may be eligible to receive restricted stock awards. The Personnel and Compensation Committee has determined the restricted stock awards based on the financial performance achieved by Charter Financial and the level of long-term incentive awards made by companies in the peer group. As of the fiscal year ended September 30, 2002, 133,277 options were granted to the eligible employees and directors.

Incentive Compensation Plan. CharterBank maintains an incentive compensation plan. This plan includes all employees not covered by another incentive compensation plan. A target bonus award has been set for each employee expressed in a cash amount, which varies based on the employee’s salary grade in CharterBank’s salary grade system. During the first quarter of 2002, the Board of Directors set Balanced Scorecard goals, which include credit, marketing productivity as well as financial targets for achievement under the plan. The incentive payments are also based on individual and business line components. Attainment of these components as well as the corporate goals represented by the Balanced Scorecard determines the payout for each individual covered by the incentive compensation plan. CharterBank typically pays a portion of these bonuses in cash shortly after the end of the fiscal year and pays the remaining portion in equal installments over the following three years.

President andChief Executive Officer. The Personnel and Compensation Committee recognizes the significant additional efforts required of the President and Chief Executive Officer and other executive officers in bringing about CharterBank’s successful two-tiered mutual holding company reorganization and CharterBank’s initial public offering. The Committee developed the following recommendations for Mr. Robert L. Johnson’s compensation in 2002 as President and Chief Executive Officer: (1) Mr. Robert Johnson’s base salary was increased to $194,522, representing a 12% increase from 2001, and (2) under the criteria of the incentive component, the Committee awarded the President and Chief Executive Officer a bonus in the amount of $46,526. During fiscal 2002, Mr. Robert Johnson was awarded 30,000 options under the 2001 Stock Option Plan and 39,645 shares under the 2001 Recognition and Retention Plan.

CharterBank Compensation Committee William B. Hudson, Chairperson Jane W. Darden R. Terry Taunton Thomas M. Lane David Z. Cauble, III

Compensation Committee Interlocks and Insider Participation.

During the fiscal year ended September 30, 2002, the Personnel and Compensation Committee consisted of Directors Hudson, Darden, Taunton, Lane and Cauble, with Mr. Hudson serving as Chairperson. During fiscal 2002, there were no interlocks between members of the compensation committee or executive officers of Charter Financial Corporation and corporations with respect to which such persons are affiliated.

PERFORMANCE GRAPH

The following graph compares Charter Financial Corporation’s total cumulative shareholder return by an investor who invested $100.00 on October 16, 2001, the date of Charter Financial Corporation’s initial public offering, to September 30, 2002, to the total return by an investor who invested $100.00 in each of the Russell 2000 Index and the Nasdaq Bank Index for the same period.

	10/16/01	9/30/02
Charter Financial Corporation	$100.00	$282.53
Nasdaq Bank	100.00	86.47
Russell 2000	100.00	128.71

SUMMARY COMPENSATION TABLE

Summary Compensation Table. The following table provides information about the compensation paid to our President and Chief Executive Officer and to the other most highly compensated executive officers whose annual salary and bonus for fiscal years 2002, 2001 or 2000 was at least $100,000.

Annual Compensation
Name and Principal Position	Year	Salary			Bonus			Other Annual Compensation (a)	Restricted Stock Awards ($) (b)	Options (#) (c)	LTIP Payouts(d)		All Other Compensation (e)
John W. Johnson, Jr., Chairman	2002 2001 2000	$ $ $	138,255 130,164 120,000		$ $ $	22,714 34,873 38,380		$558 – –	$1,094,202 – –	30,000 – –	$ $ $	14,987 44,030 46,313	$ $ $	2,076 6,160 5,410

Robert L. Johnson, President and Chief Executive Officer	2002 2001 2000	$ $ $	194,522 173,357 135,000		$ $ $	46,526 69,415 47,629		$6,564 – –	$1,094,202 – –	30,000 – –	$ $ $	33,620 67,281 46,313	$ $ $	138,743 6,742 5,515

Lee Washam, Executive Vice President – CharterBank	2002 2001 2000	$ $ $	135,282 104,427 34,462	(f)	$ $ $	26,053 31,791 17,376	(f)	– – –	$207,000 – –	7,500 – –	$ $	9,497 3,208 –	$ $	1,755 3,698 –

Curtis R. Kollar, Chief Financial Officer	2002 2001 2000	$ $ $	105,003 85,423 72,896		$ $ $	15,913 20,577 17,376		$7,214 – –	$207,000 – –	7,500 – –	$ $ $	11,109 27,294 20,097	$ $ $	1,705 4,880 2,802

(a)
Reflects cash payments in settlement of rights under the Mutual Fund Option Plan. CharterBank also provides its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management of CharterBank believes that the aggregate value of these benefits for 2002, 2001 and 2000 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him or her in the Summary Compensation Table.

(b)
Pursuant to the RRP, Messrs. Johnson, Jr., Johnson, Washam and Kollar were awarded 39,645, 39,645, 7,500 and 7,500 shares of restricted stock, respectively as of July 30, 2002, which vest in 20% increments on August 1st of each year, with the first installment scheduled to vest on August 1, 2003. Dividends attributable to such shares are held in trust and paid to the award recipient when the underlying shares vest. The dollar amounts shown in the table for 2002 are based on the fair market value of a share of common stock on July 30, 2002 which was $27.60. The aggregate fair market value of the restricted stock awards made to Messrs. Johnson, Jr., Johnson, Washam and Kollar were $1,112,439, $1,112,439, $210,450, and $210,450, respectively, on September 30, 2002, based on a closing price of $28.06 per share. During the fiscal years ended September 30, 2001 and 2000, neither Charter Financial Corporation nor CharterBank maintained any restricted stock plans.

(c)
Represents shares of common stock as to which the named individuals have the right to acquire beneficial ownership pursuant to the exercise of options. These options were granted on September 12, 2002 pursuant to the 2001 Stock Option Plan with an exercise price of $29.26, and vest in 20% increments on September 12th of each year. The first installment will vest on September 12, 2003. The exercise price of these stock options exceeded the September 30, 2002 price of $28.06.

(d)
For 2000 and 2001, reflects payments based on phantom stock appreciation rights under CharterBank’s phantom stock program, which was terminated in April 2002 and replaced by a deferred bonus program under which benefits may accrue beginning in fiscal 2003. For 2002, reflects payments made under an interim incentive program which was implemented by CharterBank until benefits could accrue under the deferred bonus program.

(e)
Includes the following components for fiscal 2002, 2001 and 2000: (1) employer matching contributions to the CharterBank 401(k) Plan: Mr. John W. Johnson, Jr., $1,458, $5,250 and $4,537, Mr. Robert L. Johnson, $579, $5,250 and $4,978; Mr. Lee Washam, $1,575, $3,654 and $0; and Mr. Curtis R. Kollar, $1,462, $4,694 and $2,538; and (2) dollar value of premium payments for life insurance coverage provided by CharterBank: Mr. John W. Johnson, Jr., $618, $618 and $873; Mr. Robert L. Johnson, $270, $265 and $383; Mr. Lee Washam, $180, $0 and $44; and Mr. Curtis R. Kollar, $243, $186 and $264. Also, with respect to Mr. Robert L. Johnson for fiscal year 2002, includes $137,894 representing nonqualified supplemental ESOP and 401(k) plan benefits credited on his behalf under the Benefit Restoration Plan described below.

(f)	Includes amounts paid to Mr. Washam for his service from April 13, 2000 to September 30, 2000.

EMPLOYMENT AGREEMENTS

Charter Financial Corporation and CharterBank entered into parallel employment agreements with Mr. Robert Johnson to secure his services as President and Chief Executive Officer. The employment agreements have a fixed term of three years beginning as of October 16, 2001, the effective date of the reorganization, and may be renewed annually after a review of the executive’s performance. These agreements provide for a minimum annual salary of $183,000, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

Charter Financial Corporation and CharterBank may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, Charter Financial Corporation and CharterBank will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years, but not to exceed three times the executive’s average annual compensation for the five years preceding the year in which his employment terminates. The same severance benefits would be payable if the executive resigns during the term following:

•	a loss of title, office, or membership on the board of directors;
•
material reduction in duties, functions or responsibilities; involuntary relocation of the executive’s principal place ofemployment to a location over 35 miles in distance from CharterBank’s principal office in West Point, Georgia and over 35 miles from the executive’s principal residence; or

•	other material breach of contract by Charter Financial Corporation or CharterBank which is not cured within 30 days.
•	The employment agreements also provide uninsured death and disability benefits.

CHANGE OF CONTROL AGREEMENTS

CharterBank entered into a two-year change of control agreement with Bonnie F. Bonner and one-year change of control agreements with Curtis R. Kollar, William C. Gladden, and Lee Washam. These agreements are guaranteed by Charter Financial Corporation. The term of these agreements is perpetual until CharterBank gives notice of non-extension, at which time the term is fixed for two years in the case of the two year agreements and one year in the case of the one-year agreements.

Generally, CharterBank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if CharterBank or Charter Financial Corporation signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years in the case of officers with a two-year agreement, and one year in the case of officers with a one-year agreement. CharterBank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the board of directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from CharterBank’s principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

BENEFIT PLANS

401(k) Plan. CharterBank has adopted the 401(k) Plan, a tax-qualified defined contribution plan, for substantially all employees of CharterBank who have completed at least three months of service. Eligible employees may contribute from 1% to 15% of annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code (for 2002 the limit was $11,000). Under the 401(k) Plan, CharterBank made a matching contribution equal to 50% of the first 8% of compensation deferred by the participant. Effective January 1, 2002 CharterBank does not make any matching contributions.

The 401(k) plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account. Participants were allowed to purchase Charter Financial Corporation common stock issued in the reorganization. Participants direct the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service with CharterBank. The plan took effect at the completion of the reorganization on October 16, 2001. Charter Financial Corporation made a loan to the ESOP to purchase 8% of the shares sold in the initial offering to persons other than First Charter, MHC, or 317,158 shares.

Although contributions to this plan are discretionary, CharterBank intends to contribute enough each year to make the required principal and interest payments on the loan from Charter Financial Corporation. This loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account.

The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2001 through 2031. Although the repayment period of the ESOP loan is scheduled over a 30-year term, we may prepay a portion of the principal which would trigger the release of additional ESOP shares. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year subject to certain compensatory limitations for tax qualified plans. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

Benefit Restoration Plan. CharterBank has also established the Benefit Restoration Plan in order to provide restorative payments to selected executives who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formula and the full matching contribution under the 401(k) Plan. Currently, only the President and Chief Executive Officer has been selected for participation. The restorative payments consist of payments in lieu of shares that cannot be allocated to the participant’s account under the ESOP and payments for employer matching contributions that cannot be allocated under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. Also, in the case of a participant who retires before the repayment in full of the ESOP’s loan, the restorative payments include a payment in lieu of the shares that would have been allocated if employment had continued through the full term of the loan.

Incentive Compensation Program. CharterBank maintains an incentive compensation plan for employees to earn bonuses based on the achievement of objective, pre-established performance goals. The plan consists of an incentive program which rewards performance based on the achievement of key operating goals. All noncommissioned employees who are not covered under another incentive compensation plan are eligible to participate. A portion of these incentive payments are paid annually and the remaining portion of these incentive payments are paid in equal installments over the following three years.

Mutual Fund Option Plan. Until plan termination in August 2002, CharterBank maintained the CharterBank Mutual Fund Option Plan under which certain key employees and directors of CharterBank were granted options to purchase shares of selected mutual funds at a reduced price. Under this plan, a plan participant could elect to reduce the compensation which would otherwise be received by him during the plan year. The amount of a participant’s compensation reduction was converted by means of a formula into an option to purchase selected mutual fund shares at a discounted exercise price. The formula provided that the number of shares subject to each participant compensation reduction option was the amount of the compensation reduction divided by 75% of the fair market value of the shares at the time of grant. The exercise price of the compensation reduction options was 25% of the greater of the fair market value at the time of exercise or the time of grant. CharterBank would pay each participant a dividend equivalent payment equal in value to the after-tax net value of dividends or distributions made on the mutual fund shares subject to the options.

The plan also allowed discretionary grants by CharterBank to eligible employees and directors, the exercise price, vesting, exercise period and other terms of which were determined by the committee under the plan. Upon a change of control (as defined in the plan) all such options would vest. Unless otherwise determined in the option agreement, all options granted under the plan were not exercisable until both (1) one year had elapsed since the date of the option grant and (2) the options had vested. The plan did not require CharterBank to purchase any mutual fund shares subject to these options until the options were exercised.

2001 Stock Option Plan. The Charter Financial Corporation 2001 Stock Option Plan was adopted by our Board of Directors and approved by our shareholders. An Amendment to the Option Plan to increase the number of shares reserved for issuance under the Plan from 396,448 shares to 707,943 shares is subject to the approval of our shareholders at this Annual Meeting. For information on this proposal, please see “Proposal 2.” An amendment to add Article IX to the Option Plan to allow for acceleration of vesting upon retirement of the option holder or a change in control of Charter Financial Corporation, terms that are defined in the plans, is also subject to the approval of our shareholders at this Annual Meeting. For information on this proposal, please see “Proposal 4.”

The following table summarizes the grants of options that were made to the named executive officers pursuant to the Option Plan during fiscal 2002. The Option Plan does not provide for the grant of stock appreciation rights.

Option/SAR Grants in Fiscal Year 2002(1)
Individual Grants

Name	Securities Underlying Options/SARs Granted (#)	Percent of Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or BasePrice ($ Per Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
John W. Johnson, Jr.	30,000	24.4	29.26	9/12/12	552,044	1,398,987
Robert L. Johnson	30,000	24.4	29.26	9/12/12	552,044	1,398,987
Lee Washam	7,500	6.1	29.26	9/12/12	138,011	349,747
Curtis R. Kollar	7,500	6.1	29.26	9/12/12	138,011	349,747

(1)
All options were granted on September 12, 2002 and vest at the rate of 20% per year with the first installment vesting on beginning on September 12, 2003, with accelerated vesting in the case of death or disability, or if, shareholders approve Proposal 4 (see “Proposal 4 — Amendment of the Charter Financial Corporation 2001 Stock Option Plan), retirement of the option holder or change in control of Charter Financial Corporation while in the service of Charter Financial Corporation or CharterBank.

        The following table provides the value for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on September 30, 2002, the last trading day of the Charter Financial’s 2002 fiscal year, which was $28.06 per share. The first installment of options will become exercisable on September 12, 2003.

2002 Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options/SAR at Fiscal Year-end (#) Exercisable/Unexercisable	Value of Unexercised In- the-Money Options/SARs at Fiscal Year-end ($) Exercisable/Unexercisable
John W. Johnson, Jr.	–	–	0/30,000	N/A
Robert L. Johnson	–	–	0/30,000	N/A
Lee Washam	–	–	0/7,500	N/A
Curtis R. Kollar	–	–	0/7,500	N/A

(1)	All options at September 30, 2002 were “out-of-the-money” options, i.e., the exercise price of the options was greater than the closing price of the Company’s common stock on September 30, 2002.

2001 Recognition and Retention Plan. The Charter Financial Corporation 2001 Recognition and Retention Plan was adopted by our Board of Directors and approved by our shareholders. An Amendment to the Recognition and Retention Plan to increase the number of shares reserved for grant under the Plan from 158,579 shares to 283,177 shares is subject to the approval of our shareholders at this Annual Meeting. For information on this proposal, please see “Proposal 2.” An amendment to add Article X to the Recognition and Retention Plan to allow for acceleration of vesting upon retirement of the option holder or a change in control of Charter Financial Corporation, terms that are defined in the plans, is also subject to the approval of our shareholders at this Annual Meeting. For information on this proposal, please see “Proposal 5.”

Aggregated Equity Compensation Disclosure. The following table sets forth the aggregate information of our equity compensation plans in effect as of September 30, 2002.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	152,000	$29.26	403,027
Equity compensation plans not approved by security holders	–	–	–

Total	152,000	$29.26	403,027	[1]

(1)
Reflects 244,448 shares reserved for future grant under the Charter Financial Corporation 2001 Stock Option Plan, 133,240 shares subject to current restricted stock awards under the Charter Financial Corporation 2001 Recognition and Retention Plan (“RRP”) and 25,339 shares reserved for future awards under the RRP.

LIMITATIONS ON FEDERAL TAX DEDUCTIONS FOR EXECUTIVE OFFICER COMPENSATION

As a private entity, CharterBank had been subject to federal tax rules which permitted it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Because CharterBank is now a subsidiary of a public company, federal tax laws may limit this deduction in future years to $1 million each tax year for each executive officer named in the summary compensation table in Charter Financial Corporation’s proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is “qualified performance-based compensation” under applicable law or to compensation that is paid in satisfaction of commitments that arose before the conversion. Charter Financial Corporation and CharterBank expect that the Personnel and Compensation Committee will take this deduction limitation into account with other relevant factors in establishing future compensation levels of their executive officers and in setting the terms of compensation programs. Currently, none of our executive officers receive annual compensation expected to exceed this limit. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Charter Financial Corporation and CharterBank will be reduced.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

CharterBank makes loans to its directors and executive officers and offers discounted loans to all of its employees through an employee loan program. At September 30, 2002, loans to executive officers, directors and their associates totaled $662,003. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

CharterBank’s general counsel is the law firm of Johnson, Caldwell & McCoy. Curt M. Johnson, the brother of Robert L. Johnson and the son of John W. Johnson, Jr., is a partner of this law firm. The firm represents CharterBank in real estate and commercial loan closings and other matters, wherein CharterBank’s borrower typically pays the legal fees and expenses. CharterBank directly paid the law firm $140,462 for the year ended September 30, 2002. Borrowers of CharterBank paid additional fees related to loan closings to the law firm.

CharterBank leases its Shawmut branch, which is located at 3500 20th Avenue, Valley, Alabama, from the Taunton-Johnson Corporation in which Robert L. Johnson and R. Terry Taunton own a minority interest. Director Taunton also serves as the President of the Taunton-Johnson Corporation. CharterBank paid Taunton-Johnson Corporation $50,297 for the year ended September 30, 2002 for the lease of the Shawmut Branch.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Charter Financial Corporation’s directors and executive officers, and persons who own more than 10% of Charter Financial Corporation’s common stock, to report to the SEC their initial ownership of Charter Financial Corporation’s common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and Charter Financial Corporation is required to disclose in this proxy statement any late filings or failures to file.

Based solely on its review of the copies of such reports furnished to Charter Financial Corporation and written representations that no other reports were required during the fiscal year ended September 30, 2002, all Section 16(a) filing requirements applicable to Charter Financial Corporation’s executive officers and directors during fiscal 2002 were met.

PROPOSAL 2

AMENDMENT OF THE CHARTER FINANCIAL
CORPORATION 2001 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES
RESERVED FOR ISSUANCE

General

The Charter Financial Corporation 2001 Stock Option Plan was approved by our shareholders at the 2002 Annual Meeting of Shareholders of Charter Financial Corporation. Under the terms of the Option Plan, 396,448 shares of common stock were made available for grant to directors, officers and employees of CharterBank and Charter Financial Corporation. This number of shares was the maximum number of shares that we could make available for grant under the Option Plan under the regulations of the Office of Thrift Supervision. As of September 30, 2002, options to purchase a total of 152,000 shares of common stock were granted to eligible executives and directors under the Option Plan. Effective as of October 1, 2002, the Office of Thrift Supervision amended its regulations to permit mutual holding company subsidiaries to reserve additional shares of common stock for grant under stock option plans under certain circumstances. Under the amended regulations, we may increase the number of shares of our common stock available for award under the Option Plan from 396,448 to 707,943. The amended language of the Option Plan, as proposed, is set forth as Appendix A to this proxy statement and the summary of the changes to be made provided below is qualified in its entirety by such reference.

Why We Are Asking for Shareholder Approval

We are asking for shareholders to amend the Charter Financial Corporation 2001 Stock Option Plan so that we will be able to increase the number of shares of common stock available for grant under the Option Plan from 396,448 shares to 707,943 shares, the maximum permitted by the Office of Thrift Supervision. By amending this plan, our shareholders will enable us to offer a more competitive compensation package in attracting and retaining highly qualified directors and officers. In addition, the value of the stock options that we would grant under this plan relates directly to the market price of our common stock. Adding stock options to our compensation packages would link the financial interest of our directors and officers with the financial interest of our shareholders.

If We Do Not Receive Shareholder Approval, We Will Not Amend the Plan

Applicable federal banking regulations permit us to amend the Option Plan only if we obtain the approval of the holders of a majority of our shares of common stock that are not owned by First Charter, MHC. We wish to amend the Option Plan so that our directors, officers and employees may participate in stock benefit plans to the same extent as other participants in stock benefit plans of other federally-chartered mutual holding company subsidiaries that have adopted stock benefit plans under the amended regulations. If we do not receive this approval, it will not be possible for us to grant stock options for more than 396,448 shares of common stock under the Option Plan. In this event, we expect that the Board will consider substituting other forms of compensation to assure that our compensation packages for officers and directors are competitive with those of other publicly traded financial services companies in our market area, including other federally-chartered mutual holding company subsidiaries that have adopted stock option plans under the amended regulations.

Purpose of the Option Plan

      The purpose of the option plan is to promote growth and profitability to Charter Financial Corporation and its shareholders, to provide certain key officers, directors and employees of Charter Financial Corporation and its affiliates with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in Charter Financial Corporation.

Description of the Plan

      Administration. The plan is administered by an administrative committee consisting of outside directors who are “disinterested directors” under federal tax and securities laws. In general, disinterested directors are directors who (1) are not, and never were, executive officers or employees of Charter Financial Corporation or CharterBank; and (2) do not receive material compensation from Charter Financial Corporation or CharterBank except for service as a director. The administrative committee must have at least two members and has broad discretionary powers.

      Stock Subject to the 2001 Stock Option Plan. Charter Financial Corporation reserved 396,448 shares of common stock of Charter Financial Corporation for issuance upon the exercise of options under the plan. Such shares may be authorized and unissued shares or shares previously issued that Charter Financial Corporation has reacquired. Any shares subject to grants under the option plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full, shall be available for new option grants. As of September 30, 2002, the aggregate fair market value of the 244,448 shares reserved for issuance under the plan was $6,895,211 based on the closing sales price per share of common stock of $28.06 on the Nasdaq Stock Market on September 30, 2002, the last trading day during calendar year 2002.

      Eligibility. The administrative committee for the plan selects people who receive stock option grants. Any employee of Charter Financial Corporation, CharterBank or any affiliate approved by the Board of Directors may be selected to receive option grants. As of the date of this proxy statement, the administrative committee had not selected the employees and directors who will be eligible to receive option grants.

Terms and Conditions of Options. The administrative committee sets the terms and conditions of the stock options that it grants. In setting terms and conditions, it must observe the following restrictions:

•
Unless this Proposal 2 is approved, it may not grant options to purchase more than 99,112 shares to any one employee. In addition, it may not grant options to purchase more than 19,822 shares to any one non-employee director or options to purchase more than 118,934 shares of Charter Financial Corporation’s common stock to all outside directors in the aggregate. If this Proposal 2 is approved, it may not grant options to purchase more than 176,985 shares to any one employee, may not grant options to purchase more than 35,397 shares to any one non-employee director, and may not grant options to purchase more than 212,382 shares to all outside directors in the aggregate.

•	It may not grant a stock option with a purchase price that is less than the fair market value of a share of Charter Financial Corporation’s common stock on the date it grants the stock option.
•	It may not grant a stock option with a term that is longer than ten years.
•
Unless we obtain stockholder approval for Article IX, it may not grant options that become exercisable more rapidly than at the rate of 20% per year measured from the date we receive shareholder approval for the plan, with acceleration permitted only in case of death or disability.

      The committee may grant incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special federal income tax treatment. Incentive stock options are subject to certain additional restrictions under the Internal Revenue Code and the plan.

      Upon the exercise of an option, the exercise price of the option must be paid in full. Payment may be made in cash, common stock of Charter Financial Corporation already owned by the option holder, shares to be acquired by the option holder upon exercise of the option or in such other consideration as the administrative committee authorizes. Options may be transferred prior to exercise only to certain family members, certain non-profit organizations and on the death of the option holder.

      Mergers and Reorganizations; Adjustments for Stock Dividends. The number of shares available under the plan, the maximum limits on option grants to individual officers and directors and to non-employee directors in the aggregate and the number of shares subject to outstanding options will be adjusted to reflect any merger, consolidation or business reorganization in which Charter Financial Corporation is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. If a merger, consolidation or other business reorganization occurs and Charter Financial Corporation is not the surviving entity, outstanding options may be canceled upon 30 days’ written notice to the option holder so long as the option holder receives payment determined by Charter Financial Corporation’s Board of Directors to be of a value equivalent to the value of the canceled options.

Termination or Amendment of the Option Plan

      This plan will be in effect for a ten-year period that began April 24, 2002, the date of shareholder approval, and will end on the tenth anniversary of this date. The Board of Directors may suspend or terminate the plan before then. It may also amend this plan at any time and in any respect. Any amendment that would change the class of eligible employees, increase the number of stock options that may be granted to any person or in total or reduce the minimum option price must first be approved by our shareholders.

Federal Income Tax Consequences

      The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Charter Financial Corporation and recipients of stock option grants under the plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

      Federal Tax Consequences for Option Recipients. Incentive stock options will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not result in income that may increase taxable income, but will create an item of adjustment that may affect liability for alternative minimum tax. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

      Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising non-qualified stock option, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option. A cash payment under the plan’s change of control provisions is taxed as if it were the exercise of a non-qualified stock option followed immediately by a resale of the stock acquired by exercising the option.

      Federal Tax Consequences for Charter Financial Corporation. When a non-qualified stock option is exercised, Charter Financial Corporation may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised. A cash payment under the plan’s change of control provisions is deductible as if it were the exercise of a non-qualified stock option. The Internal Revenue Code places an annual limit of $1 million each on the tax deduction which we may claim in any fiscal year for the compensation of our Chief Executive Officer and for the compensation of our four next most highly compensated executive officers whose salary and bonus for the fiscal year in question equals or exceeds $100,000. There is an exception to this limit for so-called “qualified performance-based compensation.” We have designed this plan with the intention that the stock options that we grant will constitute qualified performance-based compensation. As a result, we do not believe that this limit will impair our ability to claim federal income tax deductions that are otherwise available when an option holder exercises a non-qualified stock option. No executive of Charter Financial Corporation or CharterBank currently receives compensation that would be rendered nondeductible by this limitation.

      The preceding statements summarize the general principles of current federal income tax law applicable to options that may be granted under the plan. State and local tax consequences may also be significant.

The Board of Directors unanimously recommends a vote “For” the amendment of the Charter Financial Corporation 2001 Stock Option Plan to increase the number of shares reserved for issuance.

PROPOSAL 3

AMENDMENT OF THE CHARTER FINANCIAL CORPORATION
2001 RECOGNITION AND RETENTION PLAN TO INCREASE THE NUMBER OF SHARES
AVAILABLE FOR GRANT

General

The Charter Financial Corporation 2001 Recognition and Retention Plan was approved by the shareholders of Charter Financial Corporation at the 2002 Annual Meeting of Shareholders of Charter Financial Corporation. Under the terms of the RRP, 158,579 shares of common stock were made available for award to directors, officers and employees of CharterBank and Charter Financial Corporation. This number of shares was the maximum number of shares that could be made available for award under the RRP under the regulations of the Office of Thrift Supervision. As of September 30, 2002, awards for a total of 133,240 shares of common stock were made to eligible officers and directors. Effective as of October 1, 2002, the Office of Thrift Supervision amended its regulations to permit mutual holding company subsidiaries to reserve additional shares of common stock for award under restricted stock plans under certain circumstances. Under the amended regulations, we may increase the number of shares of our common stock available for award under the RRP from 158,579 to 283,177. The amended language of the RRP, as proposed, is set forth as Appendix B to this proxy statement and the summary of the changes to be made provided below is qualified in its entirety by such reference.

Why We Are Asking for Shareholder Approval

We are asking for shareholders to amend the Charter Financial Corporation 2001 Recognition and Retention Plan so that we will be able to increase the number of shares of our common stock available for award under the RRP from 158,579 shares to 283,177 shares. By amending this plan, our shareholders will enable us to offer a more competitive compensation package in attracting and retaining highly qualified directors and officers. In addition, the value of the restricted stock awards that we would grant under this plan relates directly to the market price of our common stock. Increasing the number of shares of restricted stock available for award under the RRP would link the financial interest of our directors and officers with the financial interest of our shareholders.

If We Do Not Receive Shareholder Approval, We Will Not Amend the Plan

Applicable federal banking regulations permit us to amend the RRP only if we obtain the approval of the holders of a majority of our shares of common stock that are not owned by First Charter, MHC. We wish to amend the RRP so that our directors, officers and employees may participate in stock benefit plans to the same extent as other participants in stock benefit plans of other federally-chartered mutual holding company subsidiaries that have adopted stock benefit plans under the amended regulations. If we do not receive this approval, it will not be possible for us to award more than 158,579 shares of restricted stock under the RRP. In this event, we expect that the Board will consider substituting other forms of compensation to assure that our compensation packages for officers and directors are competitive with those of other publicly traded financial services companies in our market area, including other federally-chartered mutual holding company subsidiaries that have adopted stock option plans under the amended regulations.

Purpose of the Recognition and Retention Plan

The purpose of the plan is to promote the growth and profitability of Charter Financial Corporation and its shareholders, to provide certain key officers, employees and directors of Charter Financial Corporation and its affiliates with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in Charter Financial Corporation.

Description of the Recognition and Retention Plan

Administration. The plan is administered by an administrative committee consisting of outside directors who are “disinterested directors” under federal tax and securities laws. In general, disinterested directors are directors who (1) are not, and never were, officers or employees of Charter Financial Corporation or CharterBank; and (2) do not receive material compensation from Charter Financial Corporation or CharterBank except for service as a director. The administrative committee must have at least two members and has broad discretionary powers.

Stock Subject to the 2001 Recognition and Retention Plan. Charter Financial Corporation established a trust and contributes certain amounts of money or property to be determined by the Board of Directors, in its discretion. No contributions by participants will be permitted. The trustee will invest the assets of the trust primarily in the shares of our common stock that will be used to make restricted stock awards. The fund will purchase common stock on the open market or in private transactions. The trust will not purchase previously authorized but unissued shares from Charter Financial Corporation. Unless this Proposal 3 is approved, the trust will not be authorized to purchase more than 158,579 shares of common stock of Charter Financial Corporation and will not purchase more than this number. As of December 31, 2002, the aggregate fair market value of the shares to be purchased under this plan was $3,872,506 based on the closing sales price per share of Charter Financial Corporation’s common stock of $31.08 on The Nasdaq Stock Market on December 31, 2002, the last trading day during calendar year 2002.

Eligibility. The administrative committee for the plan selects the people who receive restricted stock awards under the plan. Any employee of Charter Financial Corporation, CharterBank or any affiliate approved by the Board of Directors may be selected to receive stock awards.

Terms and Conditions of Awards. Prior to the approval of this Proposal 3, the administrative committee may, in its discretion, grant awards of restricted stock to eligible individuals, up to a maximum of 158,579 shares. If this Proposal 3 is approved, the number of shares available for award will increase to 283,177. The administrative committee will determine at the time of the grant the number of shares of common stock subject to an award, the vesting schedule applicable to the award and may, in its discretion, establish other terms and conditions applicable to the award. In setting terms and conditions, it must observe the following restrictions:

•
Unless this Proposal 3 is approved, it may not grant restricted stock awards for more than 39,644 shares of Charter Financial Corporation’s common stock to any one officer or employee, more than 7,928 shares of common stock to any one non-employee director or more than 47,573 shares of common stock to all non-employee directors in the aggregate. If this Proposal 3 is approved, it may not grant restricted stock awards for more than 70,794 shares of common stock to any one officer or employee, more than 14,158 shares of common stock to any one non-employee director or more than 84,953 shares of common stock to all non-employee directors in the aggregate.

•
Unless we obtain approval for Article X, it may not grant restricted stock awards that vest more rapidly than at the rate of 20% per year measured from the date we receive shareholder approval for the plan, with acceleration permitted only in cases of death or disability.

As a general rule, shares of our common stock that are subject to a restricted stock award are held in trust for the benefit of the award recipient until vested and, when vested, are transferred from the fund to the award recipient. While the shares are held in the fund, dividends on unvested shares are held in trust until the vesting of the shares to which the dividends relate.

Mergers and Reorganizations. The number of shares available under the plan, the maximum limits on awards to individual officers and directors and to non-employee directors in the aggregate, and any outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization in which Charter Financial Corporation is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. If a merger, consolidation or other business reorganization occurs and Charter Financial Corporation is not the surviving entity, the funding agent will hold any money, stock, securities or other property received in the fund, and adjust any award by allocating such money, stock, securities or other property to the individual eligible for the award.

Termination or Amendment

The Board of Charter Financial Corporation has the authority to suspend or terminate the plan in whole or in part at any time by giving written notice to the administrative committee, but the plan may not be terminated while there are outstanding awards that may vest in the future. Upon the termination of the plan, the trustee will make distributions from the trust as directed by the administrative committee and will return any remaining assets of the trust to Charter Financial Corporation.

Federal Income Tax Consequences

The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Charter Financial Corporation and recipients of awards that may be granted under the plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

The stock awards under the plan do not result in federal income tax consequences to either Charter Financial Corporation or the award recipient. As a general rule, once the award is vested and the shares subject to the award are distributed, the award recipient will generally be required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. Charter Financial Corporation will generally be allowed to claim a deduction, for compensation expense, in a like amount. If dividends are paid on unvested shares held under the plan, such dividend amounts will also be included in the ordinary income of the recipient when paid to the recipient. Charter Financial Corporation will be allowed to claim a deduction for compensation expense for this amount as well.

Section 162(m) of the Internal Revenue Code limits Charter Financial Corporation ‘s deductions for compensation in excess of $1 million per year for the chief executive officer and the four other most highly paid executives named in its proxy statement. Compensation amounts resulting from restricted stock awards will be subject to this deduction limitation if this amount of the restricted stock awards plus other compensation of the executive that is subject to the limit exceeds $1 million. No executive of Charter Financial Corporation currently receives compensation subject to this limitation. We expect that the administrative committee will take these deduction limits into account in setting the size and the terms and conditions of restricted stock awards. However, the administrative committee may decide to grant restricted stock awards all or a portion of which will exceed the deduction limit.

The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards that may be granted under the plan. State and local tax consequences may also be significant.

The Board of Directors unanimously recommends a vote “For” the amendment of the Charter Financial Corporation 2001 Recognition and Retention Plan to increase the number of shares available for grant.

PROPOSAL 4

AMENDMENT OF THE
CHARTER FINANCIAL CORPORATION 2001 STOCK OPTION PLAN
TO ADD ARTICLE IX

General Plan Information

Article IX of the 2001 Stock Option Plan, by its terms will become effective only if approved by the shareholders of Charter Financial again at a meeting held after October 16, 2002. Article IX does not increase the number of shares reserved for issuance under the 2001 Stock Option Plan, decrease the price per share at which options were granted under the 2001 Stock Option Plan or alter the classes of individuals eligible to participate in the 2001 Stock Option Plan. In the event that Article IX is not approved by the shareholders at the annual meeting, Article IX will not take effect, but the 2001 Stock Option Plan will remain in effect.

The principal provisions of the 2001 Stock Option Plan, including the provisions set forth in Article IX, are summarized below. The full text of Article IX of the 2001 Stock Option Plan is set forth as Appendix C to this proxy statement and the summary of Article IX provided below is qualified in its entirety by such reference.

Purpose	of Article IX of the 2001 Stock Option Plan

Currently, the 2001 Stock Option Plan requires that options granted become exercisable no more rapidly than 20% per year beginning on the first anniversary date of shareholder approval, with accelerated vesting only upon death or disability of the option holder. Adoption of Article IX would permit accelerated vesting upon a change in control of Charter Financial or the retirement of the option holder, as such terms are defined in the 2001 Stock Option Plan. Pursuant to Article IX, all options that are outstanding as of the date of a change in control of Charter Financial, and as of the date of an option holder’s retirement may automatically become fully vested and exercisable.

The provisions of Article IX will not be applicable, and will be of no force or effect, unless and until the shareholders of Charter Financial have approved such provisions by an affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held after October 16, 2002.

Federal Income Tax Consequences

The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Charter Financial and recipients of stock option grants under the plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

Federal Tax Consequences for Option Recipients. Incentive stock options will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not result in income that may increase taxable income, but will create an item of adjustment that may affect liability for alternative minimum tax. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising non-qualified stock option, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option. A cash payment under the plan’s change of control provisions is taxed as if it were the exercise of a non-qualified stock option followed immediately by a resale of the stock acquired by exercising the option.

Federal Tax Consequences for Charter Financial. When a non-qualified stock option is exercised, Charter Financial may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised. A cash payment under the plan’s change of control provisions is deductible as if it were the exercise of a non-qualified stock option. The Internal Revenue Code places an annual limit of $1.0 million each on the tax deduction which we may claim in any fiscal year for the compensation of our Chief Executive Officer and for the compensation of our three next most highly compensated executive officers whose salary and bonus for the fiscal year in question equals or exceeds $100,000. There is an exception to this limit for so-called “qualified performance-based compensation.” We have designed this plan with the intention that the stock options that we grant will constitute qualified performance-based compensation. As a result, we do not believe that this limit will impair our ability to claim federal income tax deductions that are otherwise available when an option holder exercises a non-qualified stock option.

The preceding statements summarize the general principles of current federal income tax law applicable to options that may be granted under the plan. State and local tax consequences may also be significant.

The Board of Directors unanimously recommends a vote “For” the amendment of the Charter Financial Corporation 2001 Stock Option Plan to add Article IX.

PROPOSAL 5

AMENDMENT OF THE CHARTER FINANCIAL CORPORATION 2001
RECOGNITION AND RETENTION PLAN TO ADD ARTICLE X

General Plan Information

Article X of the 2001 Recognition and Recognition Plan, by its terms will become effective only if approved by the shareholders of Charter Financial again at a meeting held after October 16, 2002. Article X does not increase the number of shares reserved for issuance under 2001 Recognition and Retention Plan, decrease the price per share at which the Awards were granted under the 2001 Recognition and Retention Plan or alter the classes of individuals eligible to participate in the 2001 Recognition and Retention Plan. In the event that Article X is not approved by the shareholders at the annual meeting, Article X will not take effect, but 2001 Recognition and Retention Plan will remain in effect.

The principal provisions of Article X are summarized below. The full text of Article X is set forth in Appendix D to this proxy statement, to which reference is made, and the summary of Article X provided below is qualified in its entirety by such reference.

Purpose of Article X of the 2001 Recognition and Retention Plan

Currently, the shares covered by an award will become vested in accordance with the terms of the award and, as soon as practicable following such vesting, the trustee will transfer the shares to the recipient. Currently, the 2001 Recognition and Retention Plan requires that awards granted will vest no more rapidly than 20% per year beginning on the first anniversary date of shareholder approval of the plan with accelerated vesting only upon death or disability. Adoption by shareholders of Article X would permit accelerated vesting upon a change in control of Charter Financial or the retirement of an award holder, as such terms are defined in the 2001 Recognition and Retention Plan.

The provisions of Article X will not be applicable, and will be of no force or effect, unless and until the shareholders of Charter Financial have approved such provisions by an affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held after October 16, 2002 approve the proposal.

Federal Income Tax Consequences

The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Charter Financial and recipients of awards that may be granted under the plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

The stock awards under the plan do not result in federal income tax consequences to either Charter Financial or the award recipient. As a general rule, once the award is vested and the shares subject to the award are distributed, the award recipient will generally be required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. Charter Financial will generally be allowed to claim a deduction, for compensation expense, in a like amount. If dividends are paid on unvested shares held under the plan, such dividend amounts will also be included in the ordinary income of the recipient. Charter Financial will be allowed to claim a deduction for compensation expense for this amount as well.

Section 162(m) of the Internal Revenue Code limits Charter Financial’s deductions for compensation in excess of $1.0 million per year for the Chief Executive Officer and the four other most highly paid executives named in its proxy statement. Compensation amounts resulting from restricted stock awards will be subject to this deduction limitation if this amount of the restricted stock awards plus other compensation of the executive that is subject to the limit exceeds $1.0 million. We expect that the Administrative Committee will take these deduction limits into account in setting the size and the terms and conditions of restricted stock awards. However, the Administrative Committee may decide to grant restricted stock awards all or a portion of which will exceed the deduction limit.

The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards that may be granted under the plan. State and local tax consequences may also be significant.

The Board of Directors unanimously recommends a vote “For” the amendment of the Charter Financial Corporation 2001 Recognition and Retention Plan to Add Article X.

PROPOSAL 6

RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITOR

The Board of Directors has appointed KPMG LLP to act as the independent auditor for Charter Financial Corporation for the fiscal year ending September 30, 2003, and we are asking shareholders to ratify the appointment.

Representatives of KPMG LLP are expected to be present at the annual meeting to answer questions concerning the financial statements.

A majority of the votes cast at the annual meeting is required for ratification.

The Board of Directors unanimously recommends a vote “For” the ratification of the appointment of KPMG LLP as independent auditor for Charter Financial Corporation.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2004 annual meeting of Charter Financial Corporation shareholders, we must receive them on or before September 22, 2003, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require Charter Financial Corporation to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

In addition, under Charter Financial Corporation’s bylaws, if you wish to nominate a director or bring other business before an annual meeting:

•	You must be a shareholder of record and have given timely notice in writing to the Secretary of Charter Financial Corporation; and
•	Your notice must contain specific information required in our bylaws.

By Order of the Board of Directors,

William C. Gladden Corporate Secretary

West Point, Georgia
January 28, 2003

To assure that your shares are represented at the annual meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

APPENDIX A

ARTICLE III OF THE CHARTER FINANCIAL CORPORATION
2001 STOCK OPTION PLAN

ARTICLE III

AVAILABLE SHARES

            Section 3.1    Available Shares.

       (a)    The maximum aggregate number of Shares with respect to which Options may be granted at any time shall be equal to the excess of:

       (i)     707,943 Shares issued in the Reorganization; over

       (ii)    the sum of:

(A)    the number of Shares with respect to which previously granted Options may then or may in the future be exercised; plus

(B)    the number of Shares with respect to which previously granted Options have been exercised;

subject to adjustment pursuant to section 7.3.

       (b)    Options to purchase an aggregate maximum of 212,382 Shares issued in the Reorganization (subject to adjustment pursuant to section 7.3) may be granted to Eligible Directors, and Options to purchase a maximum of 35,397 Shares issued in the Reorganization (subject to adjustment pursuant to section 7.3) may be granted to any one Eligible Director.

       (c)    Options to purchase a maximum of 176,985 Shares issued in the Reorganization (subject to adjustment pursuant to section 7.3) may be granted to any one Eligible Employee.

       (d)    For purposes of this section 3.1, an Option shall not be considered as having been exercised to the extent that such Option terminates by reason other than the purchase of related Shares; provided, however, that for purposes of meeting the requirements of section 162(m) of the Code, no Eligible Employee who is a covered employee (within the meaning of section 162(m) of the Code) shall receive grants of Options for an aggregate number of Shares that is in excess of the amount specified for him under this section 3.1, computed as if any Option which is canceled or forfeited reduced the maximum number of Shares.

A-1

APPENDIX B

ARTICLE III OF THE CHARTER FINANCIAL CORPORATION
2001 RECOGNITION AND RETENTION PLAN

ARTICLE III

SHARES AVAILABLE UNDER PLAN

                Section 3.1    Shares Available Under Plan.

           (a)    The maximum number of Shares available for Awards under the Plan shall be 283,177 Shares issued in the Reorganization, subject to adjustment pursuant to section 8.3.

           (b)    An aggregate maximum of 84,953 Shares issued in the Reorganization (subject to adjustment pursuant to section 8.3) may be granted as Awards to Eligible Directors, and a maximum of 14,158 Shares issued in the Reorganization (subject to adjustment pursuant to section 8.3) may be granted as Awards to any one Eligible Director.

           (c)    A maximum of 70,794 Shares issued in the Reorganization (subject to adjustment pursuant to section 8.3) may be granted as Awards to any one Eligible Employee.

B-1

APPENDIX C

ARTICLE IX OF THE CHARTER FINANCIAL CORPORATION
2001 STOCK OPTION PLAN

ARTICLE IX

ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL

Section 9.1        Accelerated Vesting Upon Retirement or Change in Control.

Notwithstanding anything in the Plan to the contrary, but subject to section 9.3: (a) in the event that any Eligible Employee terminates service as an Employee of all Employers, or in the event that an Eligible Director terminates service as a voting member of all Employers’ boards of directors, and such termination constitutes a Retirement, all Options outstanding to such holder on the date of his Retirement shall, to the extent not already exercisable, become exercisable upon Retirement; and (b) in the event of a Change in Control, all Options outstanding under the Plan on the date of the Change in Control shall, to the extent not already exercisable, become exercisable on the date of the Change in Control.

Section 9.2        Discretion to Establish Vesting Schedules.

Notwithstanding anything in the Plan to the contrary, but subject to section 9.3, section 5.5(b) shall apply in determining the exercisability of Options granted to Eligible Employees only if no different vesting schedule is established by the Committee and specified in the agreement evidencing an outstanding Option.

Section 9.3        No Effect Prior to Shareholder Approval.

Notwithstanding anything contained in this Article IX to the contrary, the provisions of this Article IX shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held after October 16, 2002.

C-1

APPENDIX D

ARTICLE X OF THE CHARTER FINANCIAL CORPORATION
2001 RECOGNITION AND RETENTION PLAN

ARTICLE X

ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL

                  Section 10.1    Accelerated Vesting Upon Retirement or Change in Control.

             Notwithstanding anything in the Plan to the contrary, but subject to section 10.3, unless otherwise determined by the Committee and specified in the Award Notice relating to an Award: (a) in the event that any Eligible Employee terminates service as an Employee of all Employers, or in the event that an Eligible Director terminates service as a voting member of all Employers’ boards of directors, and such termination constitutes a Retirement, all Awards outstanding to such holder on the date of his Retirement shall, to the extent not already vested, become vested upon Retirement; and (b) in the event of a Change of Control, all Awards outstanding under the Plan on the date of the Change of Control shall, to the extent not already vested, become vested on the date of the Change of Control.

                  Section 10.2    Discretion to Establish Vesting Schedules.

             Notwithstanding anything in the Plan to the contrary, but subject to section 10.3, section 7.1 shall apply in determining the vesting of Awards only if no different vesting schedule is established by the Committee and specified in the Award Notice.

                  Section 10.3    No Effect Prior to Stockholder Approval.

             Notwithstanding anything contained in this Article X to the contrary, the provisions of this Article X shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held on or after October 16, 2002.

D-1

Charter Financial Corporation                                                                                                                       REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of Charter Financial Corporation
for the Annual Meeting of Stockholders to be held on February 26, 2003

The undersigned stockholder of Charter Financial Corporation hereby appoints John W. Johnson, Jr. and Robert L. Johnson, each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Charter Financial Corporation held of record by the undersigned on January 15, 2003, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Time, on February 26, 2003, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement, dated January 28, 2003 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposals listed in Items 2, 3, 4, 5 and 6.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees named in Item 1 and a vote “FOR” each of the proposals in Items 2, 3, 4, 5 and 6.	I Will Attend Annual Meeting.	☐
	Please Mark Your Choice Like This in Blue or Black Ink.	☒
1.	Election of two directors for terms of three years each. Nominees: Jane W. Darden and Thomas M. Lane.

For            Against            Abstain
☐                ☐                    ☐

Instruction:    TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee’s name in the space provided:

2.
Amend the Charter Financial Corporation 2001 Stock Option Plan (the “Option Plan”) to increase the number of shares of common stock available for grant under the Option Plan from 396,448 shares to 707,943 shares.

For            Against            Abstain
☐                ☐                    ☐

3.
Amend the Charter Financial Corporation 2001 Recognition and Retention Plan (the “RRP”) to increase the number of shares of common stock available for award under the RRP from 158,579 shares to 283,177 shares.

For            Against            Abstain
☐                ☐                    ☐

4.	Amend the Option Plan to add Article IX, allowing for, among other things, acceleration of vesting upon retirement or change in control.

For            Against            Abstain
☐                ☐                    ☐

5.	Amend the RRP to add Article X, allowing for, among other things, acceleration of vesting upon retirement or change in control.

For            Against            Abstain
☐                ☐                    ☐

6.	Ratify the appointment of KPMG LLP as independent auditors of Charter Financial Corporation for the fiscal year ending September 30, 2003.

For            Against            Abstain
☐                ☐                    ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting dated January 28, 2003.

Signature(s)
Dated:____________________________________ , 2003
Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.